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                                                                    Exhibit 23.5

                     [LETTERHEAD OF KPMG, MILANO LOCATION]


CONSENT


Mr. Roger Ross
Breed Technologies, Inc.

We consent to the inclusion of our audit report dated 25 July 1997 on the combined and consolidated financial statements of the Momo group as of and for the year ended 30 June 1997 in the Registration Statement on Form S-4 and related prospectus of Breed Technologies, Inc. (the 'Company') for the registration of the Company's 9 1/4% Senior Subordinated Notes due 2008, and the reference to our firm under the heading 'Experts' in the prospectus.


Milan, Italy


23 June 1998